Exhibit 99.1

LIBERTY GLOBAL SCHEDULES INVESTOR CALL FOR SECOND QUARTER 2021 RESULTS

Denver, Colorado – June 25, 2021

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced plans to release its second quarter 2021 results on Thursday, July 29, 2021 after Nasdaq market close. You are invited to participate in its Investor Call, which will begin the following day at 09:00 a.m. (Eastern Time) on Friday, July 30, 2021. During the call, management will discuss the Company’s results, and may provide forward-looking information. Please dial in using the information provided below at least 15 minutes prior to the start of the call.

Domestic	800-289-0459	Conference Passcode 735776
International	+1 720-543-0298

In addition to the dial-in teleconference, a summary investor presentation and listen-only webcast will be available within the Investor Relations section of www.libertyglobal.com. The webcast will be archived in the Investor Relations section of the Company’s website for at least 75 days.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect 85 million subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the UK, VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion, while our joint-ventures in the U.K. and the Netherlands generate combined annual revenue of more than $17 billion.

Liberty Global Ventures, our global investment arm, has a portfolio of more than 50 companies across content, technology and infrastructure, including strategic stakes in companies like Plume, ITV, Lions Gate, Univision, the Formula E racing series and several regional sports networks.

Revenue figures above are provided based upon 2020 results and on a combined Virgin Media and O2 UK basis. For more information, please visit www.libertyglobal.com.

Investor Relations:                Corporate Communications:
Max Adkins +44 20 8483 6336            Molly Bruce +1 303 220 4202
Steve Carroll +1 303 784 4505            Matt Beake +44 20 8483 6428